Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”), dated as of March 13, 2024 (the “Effective Date”), is entered into by and between Fossil Group, Inc., a Delaware corporation (the “Company”), and Kosta N. Kartsotis (the “Consultant”).

WHEREAS, the Company recognizes that it is useful and in the best interests of the Company to have the benefit of the Consultant’s services and experience in connection with the Consulting Services (as defined below).

WHEREAS, the Consultant has agreed to provide the Consultant’s services and experience in connection with the Consulting Services pursuant to the terms and conditions of this Agreement;

WHEREAS, the parties hereto wish to formalize the agreement of the Company and the Consultant;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

1.            Engagement. The Company hereby retains the Consultant as an independent contractor to provide the Consulting Services upon the terms and conditions contained herein, commencing on September 13, 2024 until September 13, 2025 (the “Term”), unless otherwise terminated earlier pursuant to Section 12 of this Agreement; provided that the Term may be extended by an agreement in writing signed by both parties, and the period following such extension that this Agreement remains in effect for shall also be considered part of the Term.

2.            Services. During the Term, the Consultant will provide the services described in Exhibit A attached hereto, and any other services as mutually agreed in writing from time to time by the Company and the Consultant (collectively, the “Consulting Services”) for the Company. The Company is engaging the Consultant because of the Consultant’s expertise with respect to the Consulting Services and the Company shall not provide any training for the Consultant. The Consultant shall perform the Consulting Services with all reasonable skill and care, exercising the Consultant’s own independent judgment as to the means and methods by which the objects of the consulting will be accomplished.

3.            Independent Contractor. The Consultant agrees that the Consultant is an independent contractor and that the Consultant is not entitled to and shall not claim any of the rights, privileges, or benefits of an employee of any member of the Company Group (as defined below). Furthermore, nothing in this Agreement is intended or shall be deemed to create any partnership, agency, or joint venture relationship between or among the parties. The Consultant understands that the Consultant will not receive any of the rights, privileges, or benefits that any member of the Company Group extends to its employees, including, but not limited to, any wages, compensation, commissions, bonuses, profit sharing benefits, carried interest, equity, phantom equity, performance compensation, pension benefits, savings benefits, 401(k) benefits, health or life insurance benefits, welfare benefits, vacation, sick pay, termination or severance benefits, or other perquisites (collectively, “Employment Benefits”), by virtue of this Agreement or by virtue of the Consultant’s provision of services to the Company. This is true even if the Consultant is deemed “misclassified” or to be a “common law employee” for any purpose. The Consultant hereby releases any and all right, claim, or interest to any and all such Employment Benefits from any member of the Company Group provided by, or on behalf of, the Company to its employees.

4.            Place of Performance. The Consultant shall perform the Consulting Services at such places in the United States as may be agreed between the Company and the Consultant.

5.            Consulting Fees and Related Matters.

(a)          Consulting Fees.

(i)            As payment for the Consulting Services to be rendered hereunder, the Company will pay the Consultant a monthly fee of $91,667 (the “Consulting Fees”), payable within fifteen (15) business days after the end of each calendar month during the Term.

(ii)           The Company will issue to the Consultant an Internal Revenue Service Form 1099 with respect to the Consulting Fees.

(b)          Taxes/Benefits. The Consultant shall bear full and sole responsibility for payment on behalf of the Consultant of any federal, state, and local income tax withholding, social security, taxes, workers’ compensation coverage, unemployment insurance, liability insurance, health and/or disability insurance, and/or retirement benefits or other welfare or pension benefits.

(c)          Consulting Expenses. For the avoidance of doubt, the Consultant shall be solely responsible for all expenses incurred by the Consultant and shall not be reimbursed from the Company or any of the Company Parties (as defined below) for any expenses, unless the Company has specifically authorized the Consultant to incur expenses in writing in advance of them being incurred by the Consultant (any such pre-approved expenses, the “Consulting Expenses”).

6.            Confidential Information. The Consultant acknowledges that in the course of the Consultant’s provision of services to the Company, the Consultant will be provided with, and will have access to, Confidential Information (as defined below). The Consultant acknowledges and agrees that the protection of such information is a legitimate business interest, as the disclosure of such information to third parties would cause grave harm to the Company. Therefore, in order to protect such Confidential Information, the Consultant agrees as follows:

(a)          The Consultant shall not, directly or indirectly, (i) divulge, disclose, transmit, reproduce, convey, summarize, quote, share, or make accessible to any other person or entity any Confidential Information; (ii) use Confidential Information for any purpose outside the course of performing services for the Company; or (iii) review or seek to access any Confidential Information except as required in connection with the Consultant’s provision of services to the Company. The Consultant shall follow all policies and protocols of each member of the Company Group regarding the security of all documents and other materials constituting or containing Confidential Information (regardless of the medium on which Confidential Information is stored).

(b)          “Confidential Information” means all trade secrets and confidential, proprietary, and highly sensitive information of and/or relating to the Company or any of its subsidiaries and affiliates (collectively, the “Company Group”), which is a competitive asset of the Company or any other member of the Company Group, including, without limitation, information pertaining to: (i) the identities of existing and prospective customers or clients, including names, addresses, contact persons, and pricing information; (ii) current, pending, and prospective contracts and business relationships; (iii) business information pertaining to existing and prospective customers or clients, including customer or client preferences and non-public personal information; (iv) product and systems specifications, concepts for new or improved products, and other product or systems data; (v) the identities of and special skills possessed by the Company, any other member of the Company Group, and/or the Company’s or any other member of the Company Group’s executives; (vi) customer or client lists and profiles developed and/or purchased by the Company or any other member of the Company Group; (vii) training programs developed by the Company or any other member of the Company Group; (viii) pricing studies, information, and analyses; (ix) current and prospective products, product designs, inventions, services, and or systems; (x) financial models, business projections and market studies; (xi) the Company’s and any other member of the Company Group’s financial results and business strategy, including, without limitation, marketing and business plans and strategic alternatives; (xii) special processes, procedures, and services of the Company and any other member of the Company Group; (xiii) computer programs, technology, and software developed by the Company, any other member of the Company Group, and/or their consultants; and (xiv) vendor or supplier lists, profiles, preferences and non-public personal information. For purposes of this Agreement, Confidential Information shall not include any information that (A) is or becomes generally available to the public other than as a result of a disclosure or wrongful act of the Consultant or any of the Consultant’s agents; (B) was available to the Consultant on a non-confidential basis before its disclosure by a member of the Company Group; (C) becomes available to the Consultant on a non-confidential basis from a source other than a member of the Company Group; provided that such source is not bound by a confidentiality agreement with, or other obligation with respect to confidentiality to, a member of the Company Group; or (D) is required to be disclosed by applicable law.

(c)          Notwithstanding anything herein to the contrary, in accordance with the Defend Trade Secrets Act, 18 U.S.C. § 1833(b), and other applicable law, nothing in this Section, this Agreement, or any other agreement or Company policy shall prevent the Consultant from, or expose the Consultant to criminal or civil liability under federal or state trade secrets law for (i) directly or indirectly, sharing any Company Party’s trade secrets or other Confidential Information (except information protected by any Company Party’s attorney-client or work product privilege) with law enforcement, an attorney, or any federal, state, or local government agencies, regulators, or officials, for the purpose of investigating or reporting a suspected violation of law, whether in response to a subpoena or otherwise, without notice to the Company; or (ii) disclosing any Company Party’s trade secrets in a filing in connection with a legal claim, provided that the filing is made under seal. Further, nothing herein shall be construed in a manner that would violate any applicable law.

7.            Intellectual Property.

(a)          The Consultant agrees that the Company or its designee shall own, and the Consultant shall (and hereby does) assign, all right, title, and interest relating to any and all inventions, discoveries, developments, improvements, innovations, works of authorship, mask works, designs, know-how, ideas, formulae, processes, systems, interfaces, protocols, concepts, programs, products, methods, documents, techniques, data, and information (including Confidential Information), or things relating thereto, whether or not patentable, authored, created, contributed to, made, conceived, or reduced to practice, in whole or in part, by the Consultant during the Term or with the use of the Company’s computers, systems, materials, equipment, or other Company property, whether alone or working with others, whether inside or outside of the Company’s offices, and whether or not registerable under U.S. law or the laws of other jurisdictions, that relate at the time of conception, reduction to practice, creation, derivation, or development, to any member of the Company Group’s businesses or actual or anticipated research or development (all of the foregoing collectively referred to herein as “Company Intellectual Property”), and the Consultant shall promptly disclose all Company Intellectual Property to the Company in writing.  To support the Consultant’s disclosure obligation herein, the Consultant shall keep and maintain adequate and current written records of all Company Intellectual Property made by the Consultant (solely or jointly with others) during the Term in such form as may be specified from time to time by the Company.  These records shall be available to, and remain the sole property of, the Company at all times.  For the elimination of doubt, the foregoing ownership and assignment provisions apply without limitation to patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual property rights of any sort throughout the world.

(b)          To the extent any right, title, and interest in and to Company Intellectual Property cannot be assigned by the Consultant to the Company, the Consultant shall grant, and does hereby grant, to the Company Group an exclusive, perpetual, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, use, sell, offer for sale, import, export, reproduce, practice, and otherwise commercialize such rights, title, and interest. The Company Group shall have the full worldwide right to use, assign, license, and/or transfer all rights in, with, to, or relating to Company Intellectual Property.

(c)          To the extent allowed by law, this Section applies to all rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like, including without limitation those rights set forth in 17 U.S.C. § 106A (collectively, “Moral Rights”).  To the extent the Consultant retains any Moral Rights under applicable law, the Consultant hereby ratifies and consents to any action that may be taken with respect to such Moral Rights by or authorized by the Company or any member of the Company Group, and the Consultant hereby waives and agrees not to assert any rights with respect to such Moral Rights.  The Consultant shall confirm any such ratifications, consents, waivers, and agreements from time to time as requested by the Company.

(d)          The Consultant shall perform, during and after the Term, all acts deemed necessary or desirable by the Company to permit and assist each member of the Company Group, at such entity’s expense, in obtaining and enforcing the full benefits, enjoyment, rights, and title throughout the world in the Company Intellectual Property and Confidential Information assigned, to be assigned, or licensed to the Company under this Agreement.  Such acts may include, but are not limited to, the execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (iii) in other legal proceedings related to the Company Intellectual Property or Confidential Information.

(e)          In the event that the Company (or, as applicable, a member of the Company Group) is unable for any reason to secure the Consultant’s signature to any document required to file, prosecute, register, or memorialize the assignment of any patent, copyright, mask work, or other applications, or to enforce any patent, copyright, mask work, moral right, trade secret, or other proprietary right under any Confidential Information or Company Intellectual Property, the Consultant hereby irrevocably designates and appoints the Company and each of the Company’s duly authorized officers and agents as the Consultant’s agents and attorneys-in-fact to act for and on the Consultant’s behalf and instead of the Consultant, (i) to execute, file, prosecute, register, and memorialize the assignment of any such application, (ii) to execute and file any documentation required for such enforcement, and (iii) to do all other lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance, and enforcement of patents, copyrights, mask works, moral rights, trade secrets, or other rights under the Confidential Information or Company Intellectual Property, all with the same legal force and effect as if executed by the Consultant.  For the avoidance of doubt, the provisions of this Section 7(e) apply fully to all derivative works, improvements, renewals, extensions, continuations, divisionals, continuations in part, continuing patent applications, reissues, and reexaminations of all Company Intellectual Property.

8.            Non-Usurpation. Unless otherwise agreed to in writing by the parties hereto, the Consultant agrees that during the Term and for a period of one (1) year thereafter, the Consultant shall not, directly or indirectly, for or on behalf of the Consultant or any other person or entity, or in conjunction with any other person or entity, appropriate, seize, solicit, divert, or usurp any business, commercial, investment, financial, strategic, or other business opportunity of, or relating to, the Company, any member of the Company Group, or any member of the Company Group’s respective shareholders, members, officers, directors, employees, representatives, and agents (including, without limitation, their business partners and their related persons) (collectively with the Company Group, the “Company Parties,” and each a “Company Party”), or any opportunity or project of which the Consultant became aware or on which the Consultant provided Consulting Services while engaged by the Company; provided, that, nothing in this Section 8 shall be construed in a manner that would violate any applicable law.

9.            Non-Disparagement. Except as provided in Section 6(c) hereof, the Consultant agrees that, during and after the Term, the Consultant will not, whether in private or in public, whether orally, in writing, or otherwise, whether directly or indirectly, (a) make, publish, encourage, ratify, or authorize; or aid, assist, or direct any other person or entity in making or publishing, any statements that in any way defame, criticize, malign, impugn, denigrate, reflect negatively on, or disparage any member of the Company Group, or place any member of the Company Group in a negative light, in any manner whatsoever; (b) comment upon or discuss any member of the Company Group (whether disparagingly or otherwise) in, on, to, or through any media (whether print, television, radio, the internet, social media, or with or through any reporter, blogger, “app” (such as Instagram, Snapchat, or the like), or otherwise, collectively “Media”); (c) make any statement, posting, or other communication (including on or through any Media) that purports to be on behalf of any member of the Company Group, or which a third party may perceive (i) has been authorized, approved, or endorsed by member of the Company Group, or (ii) reflects the views of any member of the Company Group; (d) share, post, transmit, or upload any material related to any member of the Company Group (regardless of whether such comments, statements, or material are disparaging) with, to, through, or on any Media; (e) utilize any member of the Company Group’s logos, graphics, trade names, or trademarks on any Media or for any other purpose; (f) provide any member of the Company Group’s promotional material to any Media outlet; or (g) aid, assist, or direct any other person or entity to do any of the foregoing, whether directly or indirectly, in each case except as explicitly approved, in writing, by the Company and except as permitted by law.

10.          Limits of Authority. There are certain conditions that the Consultant must observe at all times as a condition of the Consultant’s engagement by the Company. By acceptance of this Agreement, the Consultant hereby acknowledges and agrees that the Consultant does not have authority to act on behalf of, or otherwise bind, the Company. Accordingly, the Consultant may not enter into any agreements on behalf of or purport to bind the Company, or represent to any person that the Consultant has the power to create any obligation, express or implied, on behalf of the Company, without the Company’s express prior written consent.

11.          Warranties. The Consultant warrants that the Consultant’s performance of the Consulting Services under this Agreement does not and will not violate any applicable law, rule, regulation, contract with third parties, or third-party rights in any patent, trademark, copyright, trade secrets, or similar right. The Consultant further warrants that the Consultant is the lawful owner or licensee of any software programs or other materials used by the Consultant in the performance of the Consulting Services hereunder, except those made available to the Consultant by the Company for use hereunder, and that the Consultant has all rights necessary to convey to the Company the unencumbered ownership of any work product and/or deliverables.

12.          Termination.

(a)          This Agreement shall automatically terminate upon the expiration of the Term. Notwithstanding the foregoing, the Consultant may terminate this Agreement at any time by providing seven (7) days’ prior written notice to the Company.

(b)          Upon termination of this Agreement, the Company shall pay to the Consultant all Consulting Fees and all approved Consulting Expenses accrued through the termination date (prorated for any partial month).

(c)          Upon any termination of this Agreement, the Consultant will promptly return to the Company any work product, Confidential Information, and/or Company property (including, without limitation, documents, papers, records, computer discs, and any and all information provided to or obtained by the Consultant in the course of or relating to the provision of the Consulting Services) in the Consultant’s possession or under the Consultant’s control.

13.          Injunctive Relief. The Consultant agrees that the Consultant’s breach or threatened breach of any of the restrictions set forth in Sections 6 through 11, 12(c), and/or 14 of this Agreement will result in irreparable and continuing damage to the Company Parties for which there is no adequate remedy at law. Thus, in addition to the Company’s right to arbitrate disputes hereunder (as set forth in Section 14, below), the Company Parties shall be entitled to obtain emergency equitable relief, including a temporary restraining order and/or preliminary injunction, in aid of arbitration, from any state or federal court of competent jurisdiction, without first posting a bond, to restrain any such breach or threatened breach. Such relief shall be in addition to any and all other remedies, including damages, available to any member of the Company Parties against the Consultant for such breaches or threatened breaches. Upon the issuance (or denial) of an injunction, the underlying merits of any dispute will be resolved in accordance with the arbitration provisions of Section 14 of this Agreement. The Consultant further acknowledges and agrees that the covenants contained herein are necessary for the protection of the Company Parties’ legitimate business interests and are reasonable in nature, duration, and scope.

14.          Arbitration.

(a)          Except as provided in Section 13 of this Agreement, the Consultant and the Company irrevocably and unconditionally agree that any past, present, or future dispute, controversy, or claim arising under or relating to this Agreement or any other agreement between the Consultant and the Company Parties; any federal, state, local, or foreign statute, regulation, constitution, law, ordinance, or the common law; in connection with the Consultant’s engagement by the Company or the termination thereof; or otherwise arising between the Consultant and the Company Parties; involving the Consultant, on the one hand, and any of the Company Parties, on the other hand, including both claims brought by the Consultant and claims brought against the Consultant, shall be submitted to binding arbitration as provided herein.  Any arbitration pursuant to this Agreement shall be conducted in accordance with the Federal Arbitration Act, 9 U.S.C. § 1 et seq. (the “FAA”); shall be administered by the American Arbitration Association (“AAA”); shall be conducted in accordance with the AAA’s Commercial Arbitration Rules and Mediation Procedures, as modified herein; and shall be conducted by a single arbitrator, who shall be a partner at an “AmLaw 100” or “AmLaw 200” law firm based in Dallas County, Texas. The Consultant agrees to bring arbitrations only on an individual basis, and not (i) as a co-claimant with any other individual(s) against any of the Company Parties, and/or (ii) on a putative class or collective basis. Such arbitration will be conducted in Dallas County, Texas, and the arbitrator will apply Texas law, including federal statutory law as applied in Texas courts. Except as set forth in Section 13, above, or as otherwise required by the FAA, the arbitrator, and not any federal, state, or local court or adjudicatory authority, shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability, and/or formation of this Agreement, including, but not limited to, any dispute as to whether (x) a particular claim is subject to arbitration hereunder, and/or (y) any part of this Section 14 is void or voidable. The arbitral award shall be in writing, state the reasons for the award, and be final and binding on the parties. Except as otherwise provided herein, the Consultant shall treat any arbitration as strictly confidential, and shall not disclose the existence or nature of any claim, defense, or argument; any documents, correspondence, pleadings, briefing, exhibits, testimony, evidence, or information exchanged or presented in connection with any claim, defense, or argument; or any rulings, decisions, or results of any claim, defense, or argument (collectively, “Arbitration Materials”) to any third party, with the sole exception of the Consultant’s legal counsel (who the Consultant shall ensure complies with these confidentiality terms). In the event any of the Company Parties substantially prevails in an action involving the Consultant’s breach of any provision of Sections 6 through 11, 12(c) and/or 14 hereunder, such party shall be entitled to an award including its reasonable attorneys’ fees and costs, to the extent such an award is permitted by law. The arbitrator otherwise shall not have authority to award attorneys’ fees or costs, punitive damages, compensatory damages, damages for emotional distress, penalties, or any other damages or relief not measured by the prevailing party’s actual out-of-pocket losses, except to the extent such relief is explicitly available under a statute, ordinance, or regulation pursuant to which a successful claim is brought. The arbitrator also shall not have authority to entertain claims for class or collective relief. In agreeing to arbitrate claims hereunder, the parties hereby recognize and agree that they are waiving their right to a trial in court and/or by a jury. Nothing in this Section 14 shall be construed in a manner that would violate any law or require the arbitration of a claim that is explicitly excluded from compulsory arbitration under the terms of the FAA.

(b)          In the event of any court proceeding to challenge or enforce an arbitrator’s award, the parties hereby consent to the exclusive jurisdiction of the state and federal courts sitting in Dallas County, Texas; agree to exclusive venue in that jurisdiction; and waive any claim that such jurisdiction is an inconvenient or inappropriate forum. There shall be no interlocutory appeals to any court, or any motions to vacate any order of the arbitrator that is not a final award dispositive of the arbitration in its entirety, except as required by law. The parties agree to take all steps necessary to protect the confidentiality of the Arbitration Materials in connection with any court proceeding (and/or any proceeding under Section 13, above), agree to use their reasonable best efforts to file all Confidential Information (and all documents containing Confidential Information) under seal, and agree to the entry of an appropriate protective order encompassing the confidentiality terms of this Agreement.

15.          Miscellaneous.

(a)          Acknowledgement. The Consultant represents and warrants that the Consultant may freely enter into this Agreement and is not subject to any contract, agreement, or restrictive covenant of any kind that would prevent the Consultant from fully and freely performing under this Agreement, including the Consulting Services. The Consultant further promises that should the Consultant become aware of any reason the Consultant cannot be engaged by the Company, or fully execute the Consultant’s obligations under this Agreement, the Consultant will immediately notify the Company of such development, in writing. Similarly, if the Consultant receives any communication from a current or former employer or any other person or entity claiming the Consultant cannot be engaged by the Company, the Consultant will immediately notify the Company in writing. The Consultant also represents that the Consultant will abide by all contractual obligations the Consultant may have to all current and prior employers or other entities and that the Consultant will not retain, review, or utilize any other person or entity’s confidential or proprietary information in connection with the Consulting Services, or share or disclose such information to any other person or entity, including the Company. The Consultant also represents and warrants that the Consultant is not aware of any violation of law or regulation by any entity the Consultant has previously provided services to, whether as an employee, consultant, or owner, and that the Consultant has not engaged in any conduct (or aided or assisted any other person or entity to engage in any conduct or cover-up of such conduct), whether within the scope of the Consultant’s performance of services for another entity or otherwise, that could cause any material damage to the Company’s reputation or business or the Company’s employees, including, but not limited to, any conduct constituting sexual misconduct, sexual harassment, harassment, or discrimination.

(b)          Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof; provided, however, that any previously existing agreement between any member of the Company Group and the Consultant containing restrictive covenants still in effect as of the Effective Date shall remain in full force and effect in accordance with its applicable terms. The Consultant specifically acknowledges and agrees that, notwithstanding any discussions or negotiations the Consultant may have had with any representative(s) of the Company or any other Company Parties prior to the execution of this Agreement, or any prior agreements, understandings, or arrangements between the parties hereto, the Consultant is not relying on any promises or assurances other than those explicitly contained in this Agreement.

(c)          Indemnification. The Consultant hereby agrees to indemnify and hold the Company harmless from and against any and all claims, liabilities, and/or expenses resulting from, arising out of, or relating to any breach of the representations or warranties made by the Consultant under this Agreement, including without limitation any representations or warranties made by the Consultant in Sections 6 through 11, 12(c), and/or 15(a).

(d)          Amendment; Waiver. Neither this Agreement nor any provision hereof may be amended, modified, or waived, except by an instrument in writing and signed by both parties. A waiver of any breach or failure to enforce any term or provision of this Agreement shall not in any way affect, limit, or waive a party’s rights hereunder at any time to enforce strict compliance thereafter with every term or provision of this Agreement.

(e)          Successors and Assigns. The Consultant will not assign, transfer, or subcontract this Agreement or any of the Consultant’s obligations hereunder without the prior written consent of the Company. The Company may assign, transfer, or subcontract this Agreement or any of the Consultant’s obligations hereunder without the prior consent of the Consultant.

(f)          Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

(g)          Notices. All notices, demands, and other communications hereunder shall be in writing and shall be given:

If to the Company:

Fossil Group, Inc.

901 S. Central Expressway

Richardson, TX 75080

Attention: Board of Directors

with a copy to:

Akin Gump Strauss Hauer & Feld LLP

2300 N. Field St., Suite 1800

Dallas, TX 75201

Attention: Garrett A. DeVries

Email: gdevries@akingump.com

If to the Consultant:

[redacted]

or to such other address or email address, and with such other copies as such party may hereafter specify, for the purpose of providing notice to the other party. Each such notice, request, demand, or other communication shall be effective (i) if sent by email, on receipt by the sender of a “read receipt” in respect of the relevant message or (ii) if by hand delivery or overnight delivery via FedEx or UPS, upon delivery or refusal of delivery at the address specified in this sub-section (f).

(h)          Severability; Modification. If any provision or clause of this Agreement is found to be invalid or unenforceable under governing law, (i) this Agreement shall be considered severable and divisible, and the remaining provisions of this Agreement shall remain in full force and effect; and (ii) an arbitrator or court of appropriate jurisdiction shall have the authority to amend or “blue pencil” such offending provision or clause so as to make it fully valid and enforceable to the maximum extent permitted under applicable law as evidenced by the parties’ intent hereunder.

(i)           Captions. The headings and captions used in this Agreement are used for convenience of reference only and are not to be considered in construing or interpreting this Agreement or any provision hereof.

(j)           Counterparts. This Agreement may be executed in two or more identical counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(k)          Survival. Sections 3, 6, 7, 8, 9, 10, 11, 12(b) and (c), 13, 14, and 15 of this Agreement shall survive any termination hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has authorized this Agreement to be executed on its behalf, and the Consultant has also executed this Agreement.

COMPANY

By:	/s/ Jeffrey N. Boyer	March 13, 2024
Name:	Jeffrey N. Boyer	Date
Title:	Interim Chief Executive Officer

CONSULTANT

/s/ Kosta N. Kartsotis	March 13, 2024
Kosta N. Kartsotis	Date

EXHIBIT A – CONSULTING SERVICES

Provide strategic and operational guidance to the Company, including the orderly transition of the Consultant’s former duties and responsibilities as the Company’s Chairman and Chief Executive Officer.

A-1